Winthrop Realty Trust, Inc.	FUR	Q2 2011 Earnings Call	Aug. 4, 2011
Company▲	Ticker▲	Event Type▲	Date▲

PARTICIPANTS

Corporate Participants

Beverly Bergman – Vice President & Director-Investor Relations
Michael L. Ashner – Chairman & Chief Executive Officer
Thomas C. Staples – Chief Financial Officer
Carolyn B. Tiffany – President & Trustee
John Alba – Secretary & Chief Investment Officer

Other Participants

Craig Mailman – Senior Equity Research Analyst, KeyCorp Investment Banking
Joshua A. Barber – Vice President, Stifel, Nicolaus & Co., Inc.

MANAGEMENT DISCUSSION SECTION

Operator:  Good day everyone, and welcome to the Winthrop Realty Trust Second Quarter 2011 Financial Conference Call. At this time, all participants are in a listen-only mode. A question and answer session will follow the formal presentation. [Operator Instructions] As a reminder, this conference is being recorded.

For opening remarks, I’d like to turn the call over to your host Beverly Bergman, Vice President and Director of Investor Relations Thank you, Ms. Bergman. You may begin.

Beverly Bergman, Vice President & Director-Investor Relations

Thank you. Good afternoon, everyone, and welcome to the Winthrop Realty Trust conference call to discuss our second quarter 2011 financial results. With us today from senior management are Michael Ashner, Chairman and Chief Executive Officer; Carolyn Tiffany, President; Tom Staples, Chief Financial Officer and other members of the management team.

This morning, August 4th, we issued a press release and posted on our website supplemental financial information, both of which will be furnished on a Form 8-K with the SEC. Both the press release and the supplemental financial information are available on our website at www.winthropreit.com. The press release is in the News and Events section, and the supplemental financial information in the Investor Relations section. Additionally, we are hosting a live webcast of today’s call, which you can also access in the website’s News and Events section.

At this time, management would like to inform you that certain statements made during this conference call, which are not historical, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance that these expectations will be attained. Factors and risks that could cause actual results to differ materially from those expressed or implied by forward-looking statements are detailed in the press release and from time to time in our filings with the SEC. We do not undertake a duty to update any forward-looking statements.

www.CallStreet.com • 1-877-FACTSET • Copyright © 2001-2011 CallStreet

Winthrop Realty Trust, Inc.	FUR	Q2 2011 Earnings Call	Aug. 4, 2011
Company▲	Ticker▲	Event Type▲	Date▲

Please note that in the press release, we have reconciled all non-GAAP financial measures to the most directly comparable GAAP measures in accordance with the Reg G requirements. This can be found in the FFO table of the press release. Please note that all per share amounts are on a diluted basis.

I’d now like to turn the call over to Michael Ashner. Michael?

Michael L. Ashner, Chairman & Chief Executive Officer

Thank you, Beverly. Thank you for joining us this afternoon.

During the second quarter, we continued executing on our strategy to grow the company and increase the size of our assets under management. To that end, we made new investments of $70 million. We believe these acquisitions are reflective our value seeking approach. Included in this quarter’s investment activity was the final phase of our acquisition of 75% of Vintage Housing Holdings, which holds general partnership interest in and development fees receivable from 25 partnerships, which own multi-family and senior housing properties located primarily in the California and the Pacific Northwest. We expect that our total return in this investment will exceed a 20% IRR.

Assets under management also increased significantly through our acquisitions of 50% interest in the collateral manager of two CDOs, which include approximately $1.3 billion of loans and debt securities.

We invested $6 million of a committed $15 million on a new preferred equity investment in 450 West 14th Street, a 102,000-square foot office building in the Meatpacking District, which is on the popular and critically acclaimed New York City Highland Park. We expect this investment will generate an initial current return of 10%. In addition to these equity investments, we continued to identify and close on the acquisition of loan assets. At June 30, 2011, the carrying value of our loans receivable was approximately $153 million with a weighted average yield to maturity of 12.6% exclusive of participation opportunity.

Our asset management team has restored substantial value to several of our legacy investments through the successful negotiation of discounted payoffs of existing first mortgages on those assets. And as we discussed on our last call, our investment in Concord, which had been written down to zero had started to produce cash flow and is expected to generate approximately $3 million in 2012, inclusive of a management fees. We continue to press forward to a resolution of the litigation involving our property located in Churchill, Pennsylvania, which is now our principal unresolved legacy issue.

Finally, the newest addition to our operating properties, Crossroads I and II and Deer Valley, are leasing at a rate that exceeds or at original underwriting. The Crossroads properties, which were acquired in the fourth quarter of 2010 with a 56% occupancy, are now 74% leased. And Deer Valley, which was 61% leased at acquisition in 2010 – in August 2010 is now 89% lease.

We remain patient, but are excited by our opportunities. While the impact of our new investments, the stabilization of our legacy assets and new leasing activity are not yet reflected in our earnings, I’m confident these positive trends will be ultimately recognized in earnings and shareholder value.

Now, I’ll turn the call over to Thomas Staples. Tom?

www.CallStreet.com • 1-877-FACTSET • Copyright © 2001-2011 CallStreet

Winthrop Realty Trust, Inc.	FUR	Q2 2011 Earnings Call	Aug. 4, 2011
Company▲	Ticker▲	Event Type▲	Date▲

Thomas C. Staples, Chief Financial Officer

Thank you, Michael. Good afternoon, everyone. I’ll be providing an overview of Winthrop’s financial results as well as a review of our business segments’ operating results. We’ve furnished a quarterly supplemental report, which you can access on our website’s Investor Relations section.

For the quarter ended June 30, 2011, we reported net income per common share of $3.7 million or $0.11 per common share compared with net income per common share of $4.5 million or $0.21 per common share for the quarter ended June 30, 2010. The decrease in income for the quarter ended June 30, 2011 was the result of a decline in occupancy at certain of our legacy assets, primarily our Churchill, Pennsylvania property.

Also, as a result of our REIT common and preferred stock divestitures, we experienced a $3.6 million decrease in unrealized gains and securities and loan securities carried at fair value. Our general and administrative costs increased by $900,000 due to the increase in our base advisory management fee resulting from our recent equity offering.

These reductions to earnings were partially offset by a $3.3 million increase in income from equity investments and a $1.5 million increase in interest and dividend income. Funds from Operations applicable to common shares, referred to as FFO, for the second quarter of 2011 was $8.6 million or $0.26 per common share compared with FFO of $8.3 million of $0.39 per common share for the second quarter of 2010.

Operating results by business segment were as follows: With respect to our operating properties business segment, operating income was approximately $6.4 million for the three months ended June 30, 2011 compared with approximately $6.9 million for the three months ended June 30, 2010.

Operating income from our consolidated operating properties declined by approximately $1.1 million. Operating income from same-store consolidated properties, properties held throughout both the current year and prior-year reporting periods, decreased by $2 million primarily the result of our Churchill, Pennsylvania property operations. This decline was partially offset by $900,000 in operating income from our new properties.

It is important to note that our Churchill property operating loss was $1.2 million and $2 million for the three and six months ended June 30, 2011 compared to income of $600,000 and $1.4 million for the three and six months ended June 30, 2010. We believe that a resolution of the litigation may result in a divestiture of this property, which would eliminate the negative impact that this property currently has on our overall operating results.

Operating income from our operating properties accounted for as equity investments was $269,000 for the three months ended June 30, 2011, compared to an operating loss of $397,000 for the three months ended June 30, 2010.

Operating income from our Sealy equity investments was $444,000 for the three months ended June 30, 2011, compared to a loss of $628,000 for the three months ended June 30, 2010. The favorable result was due primarily to our share of the discounted payoff of the mortgage note payable on the Northwest Atlanta property of $5.5 million, partially offset by a $3.8 million impairment charges taken on the two Atlanta properties.

Operating income from our Marc Realty equity investment was a loss of $175,000 for the three months ended June 30, 2011 compared to income of $231,000 for the similar period in 2010. The decline in income was primarily the result of the sale of our interest in three properties during the second quarter of 2011.

www.CallStreet.com • 1-877-FACTSET • Copyright © 2001-2011 CallStreet

Winthrop Realty Trust, Inc.	FUR	Q2 2011 Earnings Call	Aug. 4, 2011
Company▲	Ticker▲	Event Type▲	Date▲

With respect to our loan assets and loan securities business segment, net operating income was $7.8 million for the three months ended June 30, 2011, compared with net operating income of $6.6 million for the three months ended June 30, 2010.

The $1.2 million improvement in loan assets and loan securities operations for the period was the result of a $1.9 million increase in interest income, a $300,000 increase in discount accretion income and a $2.7 million increase in the equity in earnings recognized from our joint ventures which own loans acquired subsequent to June 30, 2010.  The increases were partial offset by a $3.6 million decrease in unrealized gains on loan securities.

With respect to our REIT securities business segment, we reported a net operating loss of $598,000 for the three months ended June 30, 2011, compared with a net operating income of approximately $81,000 during the prior-year period.  The loss in the current quarter was the result of fluctuations in value resulting in $723,000 of unrealized losses of remaining investments held at June 30, 2011.

The decrease in REIT securities net operating income from the prior 2010 period was $679,000, was primarily a result of our continued divestiture of our REIT securities.  The decrease consisted of a $635,000 decrease in interest and dividend income and a $71,000 reduction in realized gains on the sale of securities carried at fair value. Both periods had unrealized losses on investments held of $723,000 in 2011 and $750,000 in 2010.

During the first six months of 2011, we sold a significant portion of our REIT preferred shares and had minimal new investment activity in REIT securities totaling $568,000. We sold REIT securities with an original cost of $14.7 million and received cash proceeds of $26.3 million. As a result of these dispositions, as of June 30, 2011, our portfolio of REIT securities decreased to $7.6 million. At June 30, 2011, we had cash, cash equivalents and restricted cash of $60.5 million compared to a balance of $53.9 million at December 31, 2010.

Lastly, on July 15, 2011, we paid a regular quarterly cash dividend of $0.1625 per common share for the second quarter of 2011.

Now, I’ll turn the call over to Carolyn Tiffany. Carolyn?

Carolyn B. Tiffany, President

Thank you, Tom. As Michael mentioned earlier, during the second quarter of 2011, we successfully resolved a number of the challenges we faced with respect to certain of our operating properties, specifically, one of our Sealy joint venture properties in Atlanta, Georgia and two of our Lisle, Illinois properties.

During the second quarter of 2011, our joint venture with Sealy, which owns the Atlanta Northwest Business Park, satisfied its $28.75 million first mortgage at a discounted payoff amount of $20.5 million. The discounted payoff was funded by a bridged first-mortgage loan by us, which bears annual interest at 8%.

We are currently negotiating with a third-party lender and expect to secure permanent replacement first-mortgage financing within the next few months. The two Sealy properties located in Atlanta, Northwest Business Park and Newmarket had occupancies of 77% and 49% respectively at June 30, 2011.

This compares to occupancies of 70% and 80% respectively at June 30, 2010. The steep decline in occupancy at the Newmarket property was due to the expected previous loss of a single tenant. And although the occupancy at both Atlanta properties is low, they’re performing in line with the market and we’ve begun to see improvement in leasing activity as evidenced by the increase in occupancy at the Northwest Business Park.

www.CallStreet.com • 1-877-FACTSET • Copyright © 2001-2011 CallStreet

Winthrop Realty Trust, Inc.	FUR	Q2 2011 Earnings Call	Aug. 4, 2011
Company▲	Ticker▲	Event Type▲	Date▲

The loan for the Newmarket property, which is $37 million and matures in 2016, is currently in special servicing., and as we did with the Northwest Atlanta property, we, together with our joint venture partner, are attempting to negotiate a restructuring of the debt with the special servicer. In the interim, the venture has ceased making its debt service payment until such time that that loan, if at all, can be restructured.

The Sealy Nashville property has occupancy of 83% and continues to outperform the market in which it is located. This property has a $74 million first mortgage which matures in May 2012.

As we discussed last quarter, our biggest challenge in our consolidated operating properties are the two properties located in Lisle, Illinois, which we refer to as 550-650 Corporetum and 701 Arboretum. They continue to face leasing headwinds with an aggregate occupancy of 50%.

On the positive side though, in July, we successfully negotiated a discounted payoff on the existing $23.8 million mortgage debt encumbering those two properties of $14.5 million. We anticipate obtaining permanent replacement first mortgage financing within the next several months.

Concerning our Marc Realty joint venture, during the second quarter of 2011, we sold three of our downtown Chicago equity investments for $18.5 million. We received $6 million in cash and $12.5 million in aggregate secured promissory notes, which bear interest at 8% and mature on May 31, 2016. We have certain future participating rights if the properties are sold within a specific timeframe for amounts in excess of our sale price. Subsequent to the end of the quarter, we received loan repayments of $4.1 million. And at June 30, 2011, we have a deferred gain on these sales of $385,000.

After these sales, we now hold equity interest in nine properties with Marc Realty, which consists of an aggregate of approximately 1.4 million rentable square feet of office and retail space which was 78.3% occupied as compared to 81.9% occupied at June 30, 2010.

Turning to our more recent acquisitions, our 75% interest in Vintage Housing Holding entitles us to a 12% preferred return from current cash flow on our $25.2 million investment. The 25 properties in which Vintage holds an interest have a weighted average occupancy of 96.8% an aggregate net operating income of approximately $23.5 million and mortgage debt outstanding of approximately $220 million.

The income from this investment will be accounted for under the equity method, the benefit of which will begin in the third quarter of 2011.

Also, as Michael highlighted earlier in the call, leasing activity at our newly acquired properties, Deer Valley and Crossroads I and Crossroads II was better than expected during the second quarter of 2011. Our Deer Valley Professional Building located in Phoenix, Arizona, is currently 89% leased compared to 61% leased at the time of our acquisitions in August 2010.

As a result of the recently executed 74,500 square foot lease, our Crossroads I and Crossroads II buildings have a collective current occupancy of 74% compared to 56.2% at the time of our acquisition of the properties in the fourth quarter of 2010.

We have no mortgage loans for consolidated properties maturing in 2011. At June 2011, our balance sheet contains mortgage debt payable of approximately $211 million with $8.9 million maturing in 2012, $15.9 million maturing in 2013, $23.9 million maturing in 2014 and the remaining $162 million maturing in 2015 or later.

www.CallStreet.com • 1-877-FACTSET • Copyright © 2001-2011 CallStreet

Winthrop Realty Trust, Inc.	FUR	Q2 2011 Earnings Call	Aug. 4, 2011
Company▲	Ticker▲	Event Type▲	Date▲

With respect to our loan asset portfolio, we continue to grow with an eye towards significant underlying collateral value and future income return potential. We hope to continue to capitalize on non-performing loans with the possibility of converting our debt position into equity participation as we’ve done in the past with Deer Valley, Newbury Village and Crossroads II. During the second quarter of 2011, we invested approximately $23.3 million in distressed assets and our loan portfolio now totals $177 million.

Lastly, as Tom mentioned, we continued the divestiture of our REIT securities, and at June 30, 2011, had $7.6 million of REIT securities carried at fair value.

To recap, during and subsequent to the quarter ended June 30, 2011, we successfully negotiated significantly lower debt balances through the discounted payoff arrangements with lenders. We experienced significant increases in occupancy at our newly acquired operating properties due to our marketing efforts and the execution of several new leases

And Concord’s CDO escrowed funds released over the course of the last several months have resulted in repayment of our compliance loan and we expect future distributions from this investment along with distributions from Concord’s non-CDO assets. We continue to see plentiful investment opportunities particularly on the distressed and semi-distressed debt side as well as portfolio-controlled transactions and we are pursuing these opportunities which we believe will add long-term accretive value for our shareholders.

We’d now like to open for questions. Operator?

Michael L. Ashner, Chairman & Chief Executive Officer

I’d like to make one, one additional statement. I have five lawyers who just ran into this room and are pointing at me in order to keep Carolyn and myself out of jail, I have been informed that in fact that one of the leases on Deer Valley has not yet been executed. We anticipate it being executed shortly. So the current actual lease occupancy is 78%, but we do expect it to rise shortly to 89%.

With that, open it to questions.

www.CallStreet.com • 1-877-FACTSET • Copyright © 2001-2011 CallStreet

Winthrop Realty Trust, Inc.	FUR	Q2 2011 Earnings Call	Aug. 4, 2011
Company▲	Ticker▲	Event Type▲	Date▲

QUESTION AND ANSWER SECTION

Operator:  Thank you. [Operator Instructions]. Our first question comes from the line of Craig Mailman from KeyBanc Capital Markets. Please proceed with your question.

<Q – Craig Mailman – KeyCorp Investment Banking>: Good afternoon. I was just hoping maybe Carolyn or Michael, could you just give a little bit more color on the size of the acquisition pipeline, maybe timing for the back half of the year?

<A – Michael Ashner – Chairman & Chief Executive Officer>: Well, it was in the rhetoric that we were getting in our script, we have a very full pipeline of mezzanine, preferred equity investments and in fact equity investments. We, each week, share with our board members what we’re looking at. If you’re particularly interested in what we’re weighted towards right now, it’s still probably mezzanine and preferred equity although, as I mentioned a moment ago, we do look at direct equity investments right now.

But the pipeline is full, and actually I believe is going to be fuller with the – due to the fact that the special servicers will not be in a position to extend much longer, and I also sort of anticipate a rise in interest rates which will put the additional stress on borrowers.

<Q – Craig Mailman – KeyCorp Investment Banking>: Is there an order of magnitude maybe on the pipeline? I know it’s fluid and stock comes in and out, but just curious. Maybe put some goal post around the value?

<A – Michael Ashner – Chairman & Chief Executive Officer>: Well, it fluctuates obviously, as deals come in. I would say that we are looking closely on an average basis, weighted average basis between $100 million and $200 million worth of investment on a weekly basis.

<Q – Craig Mailman – KeyCorp Investment Banking>: That’s helpful. And there were reports in the news about a potential partnership with Broadway. Is that still – could potentially happen or any color you could put there?

<A – Michael Ashner – Chairman & Chief Executive Officer>: We’ve entered into a relationship with Broadway Partners which gives us the right under certain conditions to invest in the re-capitalizations of a number of their assets. As those recapitalizations get closer, we will give more color to the market.

<Q – Craig Mailman – KeyCorp Investment Banking>: That’s helpful. Just maybe your thoughts on your capital position relative to the investment pipeline that you guys have. Any thoughts on just needing to raise capital now or do you guys feel good enough with the powder on the line and from the REIT securities sales and maybe early repayments on your loan investment portfolio?

<A – Michael Ashner – Chairman & Chief Executive Officer>: Well that’s actually accurate. We have about – Carolyn monitors this and makes sure I’m kept under control. We have about $50 million of investable cash, I believe this week, around that much, together with our line of about $50 million.

We’re now in a position where we’re starting to see the recycling of capital back to us as investments come around. We have no intention of selling any common equity at this point although we’re starting to look at the preferred markets to the extent that we may need additional capital. But at this point, we see no need for a capital raise in the near term.

<Q – Craig Mailman – KeyCorp Investment Banking>: In the loan portfolio, I know you guys have talked about Moffett Towers. Are there any other that you guys could potentially see come back to you earlier?

www.CallStreet.com • 1-877-FACTSET • Copyright © 2001-2011 CallStreet

Winthrop Realty Trust, Inc.	FUR	Q2 2011 Earnings Call	Aug. 4, 2011
Company▲	Ticker▲	Event Type▲	Date▲

<A – Michael Ashner – Chairman & Chief Executive Officer>: Well, I think Beverly Hills will come back to us also earlier right now. So I guess it’s Beverly Hills and Moffett Towers, I don’t have the full loan portfolio before me. Carolyn, is there anything else we expect?

<Q – Carolyn Tiffany – Winthrop Realty Trust, Inc.>: 160 Spear, which is scheduled to pay off next year; that could pay off this year as well.

<A – Michael Ashner – Chairman & Chief Executive Officer>: And the other legacy [ph] around costs and (24:43) payoffs, that legacy is in restructuring. I think they competed their restructuring, they may pay off also.

<Q – Craig Mailman – KeyCorp Investment Banking>: And then just one last quick one. Tom, the jump in the income amongst all the joint investors, is that a good run rate or is that just related to the discounted payoff for Sealy?

<A – Thomas Staples – Chief Financial Officer>: It’s the discounted pay off at the Sealy. Our share of that was about $5 million -- $5.5 million. And offsetting that is also we took impairments of $3.8 million in the two properties in Atlanta.

<Q – Craig Mailman – KeyCorp Investment Banking>: Okay. So that’d probably come down by about $1.7 million next quarter then?

<A – Thomas Staples – Chief Financial Officer>: Yeah.

<Q – Craig Mailman – KeyCorp Investment Banking>: Okay, perfect. Thank you.

Operator:  Our next question comes from the line of Brett Reiss from Janney Montgomery Scott. Please proceed with your question.

<Q – Brett Reiss>: Good afternoon. Is there a kind of core fund from operations figure that you could share with us that is attributable to the legacy properties? I know it’s hard to know what your funds from operation will be because of the lumpiness from the prodigious deal making that you do. But is there any guidance on the fund from operations from the kind of core legacy properties that you can give us?

<Q – Carolyn Tiffany – Winthrop Realty Trust, Inc.>: Brett, we don’t – we actually don’t give guidance as you know. And we try to stick with NAREIT’s definition of FFO. We have not historically supplied any kind of core FFO guidance. But I would suggest it may be helpful to you, we do try in our supplemental information to include information that would enable an investor such as yourself to kind of understand for these assets what the operating financial results are.

<Q – Brett Reiss>: Okay. So, maybe offline you can kind of just point me in the...

<Q – Carolyn Tiffany – Winthrop Realty Trust, Inc.>: I’d be glad to.

<Q – Brett Reiss>: ...direction there. Great. Great. And just one final question, the markets down 300 points...

<A – Michael Ashner – Chairman & Chief Executive Officer>: They have nothing to do with that.

<Q – Brett Reiss>: Okay. But....

<A – Michael Ashner – Chairman & Chief Executive Officer>: We have [ph] a strong the dollar or the debt (27:09) all in favor of it getting raised, I have nothing to do with this.

www.CallStreet.com • 1-877-FACTSET • Copyright © 2001-2011 CallStreet

Winthrop Realty Trust, Inc.	FUR	Q2 2011 Earnings Call	Aug. 4, 2011
Company▲	Ticker▲	Event Type▲	Date▲

<Q – Brett Reiss>: Okay. But just in case we’re entering another period of just craziness, is there any contingency plan – if the stock price gets down to a ridiculous level, can the board move quickly to perhaps buy back stock? Is there anything in the cards on that?

<A – Michael Ashner – Chairman & Chief Executive Officer>: Well, we have restricted the amount of stock buyback by the remaining preferreds that’s outstanding. Having said that, historically, when the markets became very disruptive, we profited greatly to the best that our shareholders buy looking at and purchasing other REIT securities relatively quickly. So to the extent that we might be limited in stock buybacks, we would take advantage of a major collapse in REIT price and REIT pricing ourselves.

<Q – Brett Reiss>: Right. Okay. Thank you.

<A – Michael Ashner – Chairman & Chief Executive Officer>: But I want to answer that question I guess more fully. If we were not encumbered by the restrictions on the – with respect to stock buyback, we wouldn’t look to buy back our stock. We would look at it by getting investment and we would back the repurchasing our stock [indiscernible] (28:40).

Operator:  [Operator Instructions] Our next question comes from the line of Joshua Barber from Stifel Nicolaus. Please proceed with your question.

<Q – Joshua Barber – Stifel, Nicolaus & Co., Inc.>: Hi. Good afternoon. I was wondering if you could talk about your thoughts on especially on the debt and preferred equity portfolio given that you’re having a lot of assets coming back to you, maybe a little earlier than you expected without sacrificing a little bit of yield for some longer duration. How you guys are weighing that right now?

<A – Michael Ashner – Chairman & Chief Executive Officer>: Well. I think that it’s a – in fact we are weighing it. I don’t know that it’s our choice to weight it. The market is dictating that in fact if you want to term out an investment that you’re going to have to give up some level of yield.

I think what’s great about having – one of the great things about perpetual capital is that even when we’re wrong, we can be very profitable. That is, we can buy a loan that’s in maturity default, which has a relatively fixed yield together with a default interest. And it’s heads we win, tails we don’t lose. That is to say, if you look at the Gotham Hotel and the two shopping centers in California, we were paid back very quickly. But on the other hand, we made 30% returns on our capital while it was out. So, there is a mixture. On the origination side, you are giving up some yield for longer-term investment, but still on the distressed side, I believe that you can play and create sort of above-market yields, and we’re continuing to do that.

<Q – Joshua Barber – Stifel, Nicolaus & Co., Inc.>: Okay. Can you comment a little bit – I know that you’ve given some detail there before on the big drop off in interest income quarter-over-quarter. Does that just have to do with the timing of the sales and the timing of the new originations? Because that was almost a 50% drop quarter-over-quarter?

<A – Michael Ashner – Chairman & Chief Executive Officer>: John?

<A – John Alba – Secretary & Chief Investment Officer>: I think the biggest decrease there was related to the Met Tower bond being paid off, significant amount of interest discount accretions in the prior quarter.

<Q – Joshua Barber – Stifel, Nicolaus & Co., Inc.>: Okay.

www.CallStreet.com • 1-877-FACTSET • Copyright © 2001-2011 CallStreet

Winthrop Realty Trust, Inc.	FUR	Q2 2011 Earnings Call	Aug. 4, 2011
Company▲	Ticker▲	Event Type▲	Date▲

<A – Michael Ashner – Chairman & Chief Executive Officer>: Yeah, and that’s – keep in mind that we buy something at deep discount and we’re accreting back into income the discount. So, when something gets paid off early, that accretion goes away.

On the other hand, new loan originations are at much higher yields than these – than the distressed debt that we bought in the deep discount. You get a distressed debt at a deep discount, they’ve been at a LIBOR plus 200 yield. So that would be actual interest income, the supplement was from the accretion. On the other hand, if we put a new, make a new investment, that investment may start out at anywhere between 12% and 15% on a current basis.

<Q – Joshua Barber – Stifel, Nicolaus & Co., Inc.>: Understood. You made some comments before about Sealy and the Marc Realty ventures. It seems to me that neither of those ventures today are really earning your cost of capital today, and they’ve definitely had some issues over the last year or two. Would you think about just selling those assets or potentially reinvesting them at higher proceeds given the opportunities that you have today?

<A – Michael Ashner – Chairman & Chief Executive Officer>: As soon as those assets are leased up, they will be sold. That is our intention.

<A – Carolyn Tiffany – President & Trustee>: Yes, I think, as you can see, we did sell three of the Marc Realty assets this quarter. And to Michael’s point, we will not hold on to an asset once we believe that the value has been fully reached, but we also are not inclined to want to sell just because at this particular moment, there’s been a decline. So, we will look to stabilize those properties and then exit as soon as we think the value has been achieved.

<Q – Joshua Barber – Stifel, Nicolaus & Co., Inc.>: Okay.

<A – Michael Ashner – Chairman & Chief Executive Officer>: So, I think Josh, you’re right, that the lesson with respect to suburban real estate, this kind of real state is that once it gets leased up, it only goes in one direction. And at the point in time that it’s leased up, it’s the time to generally sell it.

<Q – Joshua Barber – Stifel, Nicolaus & Co., Inc.>: Okay. Last question, you had made some comments about Churchill, that litigation seems to be dragging on. Do you have any comments about what we can expect in some near-term resolution? Do you think it’s going to...

<A – Michael Ashner – Chairman & Chief Executive Officer>: Well, on one hand, we’re not unaware that it is a drag on earnings to the extent of about $0.10 a share per year on an annualized basis. We are aware of that. And there have been efforts made by both parties – good faith efforts to try to resolve this from time to time that have not yet been consummated for a variety of reasons.

On the other hand, we’re not unaware of the fact that there are consistencies of CBS who believe that they can wear us down by – through prolonged litigation. So, we are aware of the cost and we are aware – I think we also are aware of what we believe the value of our claim is. And we look at the value of our claim relative to our cost, but we would analyze any other investment.

We are not going to be worn down. I mean we’re going to pursue our claim. We’ll have a fair settlement one way or the other. I think the lesson that one should take from Concord is that we pursued a claim there for more than a year and a half. The result is that Concord is generating what we anticipate to be about $3 million of income to the company. We look to resolve this, but it will come to an end one way or another. Litigation is not – unless it’s not a complicated lawsuit, it will resolve itself from the outside I believe 18 months, from the inside, it could resolve itself in two months through a settlement.

www.CallStreet.com • 1-877-FACTSET • Copyright © 2001-2011 CallStreet

Winthrop Realty Trust, Inc.	FUR	Q2 2011 Earnings Call	Aug. 4, 2011
Company▲	Ticker▲	Event Type▲	Date▲

But we’re not going to walk away from this simply because some people believe they can wear this company down. That said, I do believe that that claim has great deal of value to the company. So that’s our view on it.

<Q – Joshua Barber – Stifel, Nicolaus & Co., Inc.>: Sounds like you feel very passionate about it as well. So thanks for your time.

<A – Michael Ashner – Chairman & Chief Executive Officer>: Thank you.

Operator:  [Operator Instruction] It appears there are no further questions. I’d like to hand the call back over to Mr. Ashner for closing comments.

Michael L. Ashner, Chairman & Chief Executive Officer

Again we, as always appreciate you joining us on today’s call. If you’d like to receive additional specific information about us, you can contact Beverly Bergman at our offices or you can find additional information on our website. But you can always feel free to contact myself or any member of our management including Tom and Carolyn. I thank you all and have a good afternoon.

Operator:  Ladies and gentlemen, this does conclude today’s teleconference. Thank you for your participation. You may disconnect your lines at this time.

Disclaimer
The information herein is based on sources we believe to be reliable but is not guaranteed by us and does not purport to be a complete or error-free statement or summary of the available data. As such, we do not warrant, endorse or guarantee the completeness, accuracy, integrity, or timeliness of the information. You must evaluate, and bear all risks associated with, the use of any information provided hereunder, including any reliance on the accuracy, completeness, safety or usefulness of such information. This information is not intended to be used as the primary basis of investment decisions. It should not be construed as advice designed to meet the particular investment needs of any investor. This report is published solely for information purposes, and is not to be construed as financial or other advice or as an offer to sell or the solicitation of an offer to buy any security in any state where such an offer or solicitation would be illegal. Any information expressed herein on this date is subject to change without notice. Any opinions or assertions contained in this information do not represent the opinions or beliefs of FactSet CallStreet, LLC. FactSet CallStreet, LLC, or one or more of its employees, including the writer of this report, may have a position in any of the securities discussed herein.

THE INFORMATION PROVIDED TO YOU HEREUNDER IS PROVIDED "AS IS," AND TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, FactSet CallStreet, LLC AND ITS LICENSORS, BUSINESS ASSOCIATES AND SUPPLIERS DISCLAIM ALL WARRANTIES WITH RESPECT TO THE SAME, EXPRESS, IMPLIED AND STATUTORY, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, ACCURACY, COMPLETENESS, AND NON-INFRINGEMENT. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, NEITHER FACTSET CALLSTREET, LLC NOR ITS OFFICERS, MEMBERS, DIRECTORS, PARTNERS, AFFILIATES, BUSINESS ASSOCIATES, LICENSORS OR SUPPLIERS WILL BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, INCLUDING WITHOUT LIMITATION DAMAGES FOR LOST PROFITS OR REVENUES, GOODWILL, WORK STOPPAGE, SECURITY BREACHES, VIRUSES, COMPUTER FAILURE OR MALFUNCTION, USE, DATA OR OTHER INTANGIBLE LOSSES OR COMMERCIAL DAMAGES, EVEN IF ANY OF SUCH PARTIES IS ADVISED OF THE POSSIBILITY OF SUCH LOSSES, ARISING UNDER OR IN CONNECTION WITH THE INFORMATION PROVIDED HEREIN OR ANY OTHER SUBJECT MATTER HEREOF.

The contents and appearance of this report are Copyrighted FactSet CallStreet, LLC 2011. CallStreet and FactSet CallStreet, LLC are trademarks and service marks of FactSet CallStreet, LLC. All other trademarks mentioned are trademarks of their respective companies. All rights reserved.

www.CallStreet.com • 1-877-FACTSET • Copyright © 2001-2011 CallStreet